UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 11, 2016

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	58-2086934
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

(Address of principal executive offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 11, 2016, Beazer Homes USA, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with the lenders party thereto and Wilmington Trust, National Association, as Agent, providing for a $140 million, two-year secured term loan (the “Term Loan”). The proceeds from the Term Loan, together with borrowings under the Company’s existing revolving credit facility, were used to fund the redemption of the Company’s 8.125% senior notes due 2016 (the “2016 Notes”).

Substantially all of the Company’s subsidiaries are guarantors of the obligations under the Credit Agreement. The Company and the subsidiary guarantors are required to grant to the Agent, for the benefit of the lenders, subject to exceptions specified in the security documents and permitted liens, security interests and mortgage liens on substantially all of the tangible and intangible assets of the Company and the guarantors on a second lien basis, with such security interests and liens ranking equal in priority to those granted as security for the Company’s 6.625% senior secured notes due 2018.

The Term Loan amortizes with equal quarterly principal payments of $17.5 million, and will bear interest at the London Interbank Offered Rate (LIBOR) plus 550 basis points.

The Credit Agreement contains covenants which, subject to certain exceptions, limit the ability of the Company and its restricted subsidiaries (as defined in the Credit Agreement) to, among other things, incur additional indebtedness, engage in certain asset sales, make certain types of restricted payments and create liens on assets of the Company or the restricted subsidiaries. In addition, the Credit Agreement requires that the Company’s inventory (as defined in the Credit Agreement) not be less than $1.25 billion as of the last day of any fiscal quarter. The Credit Agreement also includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform or the violation of any covenant or agreement, inaccurate or false representations or warranties, a default on other material indebtedness, insolvency or bankruptcy, a change of control and the occurrence of certain material judgments against the Company. The Term Loan will mature and all remaining amounts outstanding thereunder will be due and payable on March 11, 2018.

The foregoing description of the Credit Agreement is a general description and is qualified in its entirety by reference to the Credit Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 11, 2016, the Company used the net cash proceeds from the Term Loan to pre-fund the redemption of all $143,004,000 in aggregate principal amount outstanding of the 2016 Notes and satisfy and discharge its obligations under the indenture governing the 2016 Notes. The redemption date for the 2016 Notes is April 11, 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On March 11, 2016, the Company issued a press release announcing the closing of the Term Loan and redemption of the 2016 Notes, which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Credit Agreement, dated as of March 11, 2016, between Beazer Homes USA, Inc., as borrower, the lenders party thereto, and Wilmington Trust, National Association, as agent.

99.1	Press release dated March 11, 2016.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 15, 2016

BEAZER HOMES USA, INC.

By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

10.1	Credit Agreement, dated as of March 11, 2016, between Beazer Homes USA, Inc., as borrower, the lenders party thereto, and Wilmington Trust, National Association, as agent.

99.1	Press Release dated March 11, 2016.